Exhibit 99.2

CONSENT OF HERBERT CHUNG HUNT LAW

ALE Group Holding Limited (the “Company”) intends to file a post-effective amendment to the registration statement on Form F-1 (File No. 333-239225) together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: August 29, 2024

/s/ Herbert Chung Hunt Law
Herbert Chung Hunt Law